EXHIBIT 3.8

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TEAM SPORTS ENTERTAINMENT, INC.

Team Sports Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Team Sports Entertainment, Inc., be amended by changing the FOURTH Article thereof so that, as amended, said Article shall be and read as follows:

“FOURTH: “The aggregate number of shares which the Corporation shall have the authority to issue is 500,000,000 shares of common stock having a par value of $.001.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date of filing.

IN WITNESS WHEREOF, said Team Sports Entertainment, Inc. has caused this certificate to be signed by Terry Washburn, its Chief Executive Officer this 31st day of July, 2001.

TEAM SPORTS ENTERTAINMENT, INC.

/s/ TERRY WASHBURN
Terry Washburn, CEO